EXHIBIT 99.1

Public Relations:	Public Relations:	Investor Relations:
Matt Buckley RSA Security Inc. (781) 515-6212 mbuckley@rsasecurity.com	Julie Kehoe OutCast Communications (646) 442-3370 RSA@outcastpr.com	Jerry Sisitsky RSA Security Inc. (781) 515-6065 jsisitsky@rsasecurity.com

FOR IMMEDIATE RELEASE

RSA Security Acquires PassMark Security;
Extends Leadership in Protecting Online Identities and Transactions

Acquisition Enhances RSA Security’s Portfolio of Adaptive Authentication Solutions
and Expands Reach in the Financial Services Industry

Company Also Updates Financial Guidance; Bill Harris Joins Board of Directors

Company to Hold Conference Call at 9:00 a.m. ET

BEDFORD, Mass., April 24, 2006 — RSA Security Inc. (NASDAQ: RSAS) today announced that it has acquired PassMark Security, Inc. A privately held company based in Menlo Park, PassMark delivers robust software-based authentication to millions of users worldwide, through some of the largest consumer-facing financial institutions.

RSA Security purchased PassMark for total consideration of $44.7 million, which consisted of $9.0 million in cash and the issuance of approximately 2.0 million shares of RSA Security common stock (based on the average of the prior 30 days’ closing stock price as quoted by The NASDAQ Stock Market). For purposes of generally accepted accounting principles (GAAP), this transaction will be accounted for as a purchase, and the securities issued will be valued based on the average of the closing stock price on or around the closing date; as a result, for GAAP purposes, the merger consideration is currently estimated to be approximately $48.2 million.

In addition, RSA Security is setting aside $2.7 million to fund employee retention plans and termination costs. The Company will also reserve approximately 80,000 shares of its common stock related to the assumption of PassMark’s stock option plan.

RSA Security expects this transaction to add in the range of $4 million to $5 million in revenue over the remainder of 2006 and in the range of $10 million to $15 million in revenue in 2007. Additionally, the Company anticipates that the acquisition will be mildly dilutive in the second and third quarters of 2006 and accretive beginning in the fourth quarter of 2006.

“As financial institutions of all sizes race to address the regulatory community’s guidance on stronger authentication, this acquisition – with its ability to expand the RSA eFraudNetworkSM, broaden our distribution network, and add deep domain expertise in consumer authentication – significantly strengthens our position in the market,” said Art Coviello, president and CEO of RSA Security. “Since our successful acquisition of Cyota and the great traction we are gaining in the marketplace, we have become even more bullish about our opportunity.”

The acquisition of PassMark will extend and broaden RSA Security’s channels-to-market in the financial sector by adding further depth to a growing distribution network, and customers and prospects of both organizations are set to gain from an expansion of RSA Security’s sales, implementation and support teams. RSA Security believes that the acquisition will strengthen its move to establish itself as a strategic hub for the financial marketplace, providing the ability to authenticate and protect all aspects of online banking and e-commerce: end-users, merchants and transactions.

Mr. Coviello continued: “RSA Security has clearly differentiated itself in the authentication market with a broad-based, adaptive approach. Now we are gaining from the addition of more than 20 leading financial institutions to our consumer online banking portfolio – and the deep market knowledge and experience of this group.”

The deal further enhances RSA Security’s broad consumer identity protection portfolio that features a comprehensive range of authentication options and anti-fraud capabilities. It also gives more than 20 leading financial institutions the ability to contribute information to the RSA eFraudNetwork, the world’s largest cross-bank collaborative anti-fraud community, which in turn can benefit their tens of millions of online banking customers by protecting them from online fraud. The Network tracks online criminal behavior across banking institutions, around the globe, enabling the Company to protect all the businesses on the Network from fraud attempts in real-time. All expansion to the Network helps to make its anti-fraud capabilities and reach more effective and more pervasive – to the benefit of every member.

RSA Security is also acquiring PassMark’s proven solutions that are currently protecting millions of online users worldwide every day. These include: a two-factor authentication solution that authenticates each user to a Web site based on a password and specific positive device forensics – and, at the same time, authenticates the site to the user with visual images, offering both parties assurances that they are taking part in a legitimate transaction; and a voice-based biometric authentication system – that identifies wired and wireless phones in combination with biometric voiceprints – to instantly authenticate remote users over the phone. RSA Security will continue to develop and support these products to meet the needs of customers. In addition, the Company will leverage these technologies to further enhance its RSA® Adaptive Authentication offering, which allows the dynamic tailoring of authentication methodologies according to specific user preferences and scenarios.

Bill Harris, chairman of PassMark, added, “Joining forces with RSA Security is the right move at the right time: as the industry moves to facilitate the mass-adoption of identity protection solutions, success will depend on the availability of a full suite of authentication offerings – and genuine flexibility and choice for enterprises and their customers. I am delighted that PassMark’s technology will form part of a robust and complete solution from RSA Security, with its strong history of technical excellence, customer service and support.”

Board of Directors
RSA also announced the appointment of Bill Harris to RSA Security’s board of directors, effective immediately following the closing of the transaction.

Mr. Harris co-founded PassMark and served as the chairman of its board of directors. In an extraordinary career marked by innovation and entrepreneurial achievement, Mr. Harris has co-founded a number of companies and overseen significant growth, expansion and increased profitability during his tenure on the boards of directors of organizations including EarthLink, Macromedia and LowerMyBills.com. Mr. Harris has also served as the chief executive officer of Intuit and PayPal.

“We are delighted to welcome Mr. Harris to our board of directors,” said James K. Sims, chairman of RSA Security’s board of directors. “His deep knowledge of the financial services industry and consumer market, combined with his great experience as an entrepreneur, will make him a valuable advisor to our Company. Mr. Harris is a man of vision and has an established reputation as one of the leaders of our industry; we are excited about working alongside him as we extend our leadership in the protection of identities and assets online.”

Financial Update
Guidance for the second quarter of 2006 and beyond is only current as of today, Monday April 24, 2006; the Company undertakes no obligation to update its estimates.

•	The Company currently anticipates revenue for the second quarter of 2006 to be in the range of $89 million to $94 million, as compared to the Company’s previous guidance on April 17, 2006 of revenue in the range of $88 million to $92 million.

•	The Company currently anticipates GAAP earnings per diluted share for the second quarter of 2006 to be in the range of $0.05 to $0.09, as compared to the Company’s previous guidance on April 17, 2006 of GAAP earnings per diluted share in the range of $0.06 to $0.10.

•	The Company currently anticipates non-GAAP earnings per diluted share for the second quarter of 2006 to be in the range of $0.13 to $0.15, as compared to the Company’s previous guidance on April 17, 2006 of non-GAAP earnings per diluted share in the range of $0.14 to $0.16.

•	GAAP earnings per diluted share, less the following anticipated charges for the second quarter of 2006, equals non-GAAP earnings per diluted share:

•	A stock-based compensation charge in accordance with SFAS 123R in the range of $4 million to $5 million, or $(0.04) to $(0.05) per diluted share.

•	Restructuring charges in the range of $500,000 to $1 million, or $(0.00) to $(0.01) per diluted share, related to the Company’s restructuring of its engineering resources.

•	Amortization charges of intangible assets primarily associated with the acquisition of Cyota in the range of $1.3 million to $1.5 million, or $(0.01) per diluted share, compared to the Company’s previous guidance on April 17, 2006 of approximately $1.3 million in charges.

Use of Non-GAAP Financial Measures
The Company is providing non-GAAP financial measures as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of RSA Security’s core operations. Further, management from time to time provides guidance with regard to future expectations of the business; both these GAAP and non-GAAP measures will assist investors in reconciling this forward-looking guidance to actual results. Additionally, the Company is providing GAAP and non-GAAP measures in order to illustrate the impact of recent changes in accounting regulations, and to assist investors with the comparison of current and prior period results.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management uses both GAAP and non-GAAP measures when evaluating the business internally and therefore felt it important to make these same metrics available to investors.

Conference Call and Web Cast Information
RSA Security will host a conference call today at 9:00 a.m. ET. A live Web cast of this conference call will be available on the “Investor” page of the Company’s website: www.rsasecurity.com. To access this call by telephone, dial (866) 592-8995 or (706) 634-1223. A replay will be available through midnight (ET) on Friday, April 28, 2006 at (800) 642-1687 or (706) 645-9291. Both live and replay numbers have a pass code of 8311984.

About RSA Security Inc.
RSA Security Inc. is the expert in protecting online identities and digital assets. The inventor of core security technologies for the Internet, the company leads the way in strong authentication and encryption, bringing trust to millions of user identities and the transactions that they perform. RSA Security’s portfolio of award-winning identity and access management solutions helps businesses to establish who’s who online – and what they can do.

With a strong reputation built on a 20-year history of ingenuity, leadership and proven technologies, we serve more than 20,000 customers around the globe and interoperate with over 1,000 technology and integration partners. For more information, please visit www.rsasecurity.com.

This press release contains forward-looking statements regarding the benefits and synergies of RSA Security’s acquisition of PassMark Security, Inc., the expected future business and financial performance of the combined company following the transaction and RSA Security’s anticipated financial performance for the second quarter of 2006. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are RSA Security’s ability to successfully integrate PassMark’s employees and operations, the ability to realize anticipated synergies and cost savings as a result of the transaction, general economic conditions, changes in RSA Security’s operating expenses, the long and unpredictable nature of the sales cycle for some of RSA Security’s products, the timing of the introduction or enhancement of RSA Security’s products and its competitors’ and strategic partners’ products, changes in product pricing, including changes in competitors’ pricing policies, development and performance of RSA Security’s direct and indirect distribution channels, delays in product development, competitive pressures, changes in customer and market requirements and standards, market acceptance of new products and technologies, technological changes in the computer industry, and the risk factors detailed from time to time in RSA Security’s periodic reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, RSA Security’s Annual Report on Form 10-K filed on March 16, 2006.

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